Exhibit 99.1

Mullen Issues Letter to Shareholders

Company trades at a discount to its current cash position of $135M or $0.38 per share. As of its most recently filed form 10-Q on March 31, 2023, the Company’s book value was $2.08 per share.

BREA, Calif., June 15, 2023 – Mullen Automotive, Inc. (NASDAQ: MULN) (“Mullen” or the “Company”), an emerging electric vehicle (“EV”) manufacturer, today provides a business update letter to shareholders.

Dear Shareholder,

We want to respond to the many emails and calls regarding the decrease in our share price. Since March 31, 2023, our stock has declined 90% from $3.25 per share. On June 13, 2023, the Company’s common stock closed at $0.32 per share. The Company currently trades at a discount to its current cash position of $135 million or $0.38 per share.

Despite the decline in stock price, management believes we are in position to meet the previously announced objectives for moving first into the production and then sale of our Class 3 commercial vehicles during the quarter ending Sept. 30, 2023.

As per the Company’s last reported financial position on March 31, 2023, we had $86.7 million of cash available to operations and $0.68 of cash value per share. Our book value per share was $2.08 on March 31, 2023.

In addition to cash, the Company has completed two acquisitions that added valuable, unencumbered assets to the balance sheet:

On Sept. 7, 2022, Bollinger Motors became a majority-owned EV truck company of Mullen Automotive, with a product portfolio that includes both the B1 and B2 electric SUV and pickup trucks and Class 4-6 commercial cab chassis trucks. Mullen’s 60% acquisition stake of Bollinger for $148 million included $77 million to fund all vehicle development, manufacturing, and capital needs to launch the class 4 EV chassis cab truck (Bollinger B4). Bollinger plans are still on track to launch customer pilots in the quarter ending Dec. 31, 2023, and the start of sales in the quarter ending June 30, 2024.

On Dec. 1, 2022, Mullen purchased certain assets of Electric Last Mile Solutions (“ELMS”) for $105 million, which included all of the IP and a 650,000-square-foot manufacturing plant in Mishawaka, Indiana. The acquisition also included work in progress on the inventory of approximately 400 Class 1 electric van kits and batteries, which can be sold at an MSRP of $36,500 each. The ELMS assets purchased included all of the engineering development of commercial vehicle classes 1 and 3. The Company intends to manufacture the Mullen FIVE EV Crossover and Bollinger B1 and B2 SUVs and trucks at the Mishawaka Plant.

In addition to the acquisition assets listed above, Mullen’s Tunica, Mississippi, assembly facility has over 120,000 square feet of manufacturing space on 100 acres of land. The Tunica facility is in the final stages of equipment installation for the launch of Mullen’s commercial Class 3 production in the quarter ending Sept. 30, 2023.

To date, the Company has filed over 200 U.S. and international patent applications, with 90 patents granted to date, related to vehicle design, technology, safety, and convenience features in support of the Mullen FIVE consumer vehicle program.

The Company has received $279 million in purchase orders from Randy Marion Automotive Group for Mullen Class 1 and Class 3 EV vans and trucks. Randy Marion, based in North Carolina, is one of the largest commercial vehicle dealer groups in the U.S.

About Mullen

Mullen Automotive (NASDAQ: MULN) is a Southern California-based automotive company building the next generation of electric vehicles (“EVs”) that will be manufactured in its two United States-based assembly plants. Mullen's EV development portfolio includes the Mullen FIVE EV Crossover, Mullen-GO Commercial Urban Delivery EV, Mullen Commercial Class 1-3 EVs and Bollinger Motors, which features both the B1 and B2 electric SUV trucks and Class 4-6 commercial offerings. On Sept. 7, 2022, Bollinger Motors became a majority-owned EV truck company of Mullen Automotive, and on Dec. 1, 2022, Mullen closed on the acquisition of Electric Last Mile Solutions' (“ELMS”) assets, including all IP and a 650,000-square-foot plant in Mishawaka, Indiana.

To learn more about the Company, visit www.MullenUSA.com.

Forward-Looking Statements

Certain statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements. Words such as "continue," "will," "may," "could," "should," "expect," "expected," "plans," "intend," "anticipate," "believe," "estimate," "predict," "potential" and similar expressions are intended to identify such forward-looking statements. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Mullen and are difficult to predict. Examples of such risks and uncertainties include but are not limited to: whether the stock will continue to decline; the resultant impact on the Company due to the significantly diminished stock value; whether the Company will achieve its objectives for moving into production and sale of its commercial vehicles within the anticipated timelines; whether the patents applied for by the Company will issue and whether the purchase orders received will be successfully executed. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in the most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed by Mullen with the Securities and Exchange Commission. Mullen anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. Mullen assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law. Forward-looking statements speak only as of the date they are made and should not be relied upon as representing Mullen’s plans and expectations as of any subsequent date.

Contact:

Mullen Automotive, Inc.

+1 (714) 613-1900

www.MullenUSA.com

Corporate Communications:

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